Contact:	Brian Begley
Investor Relations
	(215)	546-5005
	(215)	553-8455 (fax)

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Atlas Pipeline Partners, L.P. Appoints Eugene N. Dubay to Board of Directors

PHILADELPHIA – October 15, 2008 - Atlas Pipeline Partners L.P. (NYSE: APL) (the "Partnership") announced today that it has appointed Eugene N. Dubay as an independent member of the Board of Directors.

Mr. Dubay has been a Senior Vice President and Chief Operating Officer of Continental Energy Systems (formerly SEMCO Energy) since 2003. Prior to joining Continental Energy, he held executive level positions at ONEOK, Inc and Southern Union Co. Mr. Dubay has over 20 years experience in midstream assets and utilities operations, strategic acquisitions, regulatory affairs and finance. Mr. Dubay is a Certified Public Accountant and holds an M.B.A in accounting from Texas A&M University.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, southern Kansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight active gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York, eastern Ohio and northeastern Tennessee. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.